Exhibit 99.a(20)

ARTICLES SUPPLEMENTARY

OF

CREDIT SUISSE INSTITUTIONAL FUND, INC.

CREDIT SUISSE INSTITUTIONAL FUND, INC. (the “Fund”), a Maryland corporation with its principal corporate offices in the State of Maryland in Baltimore Maryland, DOES HEREBY CERTIFY:

1.             The Fund hereby further reclassifies one billion (1,000,000,000) Shares of the authorized and unissued shares of the Investment Grade Fixed Income Portfolio of the Fund as Unclassified Shares;

2.             The Unclassified Shares shall have the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article V, Section 4 of the Fund’s Articles of Incorporation, as amended from time (the “Articles”), and shall be subject to all provisions of the Articles relating to Shares generally.

3.             The Shares of the Investment Grade Fixed Income Portfolio have been reclassified by the Fund’s Board of Directors under the authority contained in Article V, Sections 2 and 3 of the Articles.

4.             The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Fund or the aggregate par value thereof.

IN WITNESS WHEROF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse Institutional Fund, Inc. and acknowledge that it is the act and deed of the Fund and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.

Dated: October 26, 2006	CREDIT SUISSE INSTITUTIONAL
FUND, INC.

	By:	/s/J. Kevin Gao
	Name:	J. Kevin Gao
	Title:	Vice President and Secretary

ATTEST:
/s/Karen Regan
Name: Karen Regan
Title: Assistant Secretary